EXHIBIT 99.02


                             Cable Michigan, Inc.

                  1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


               1.    Purpose.

               The purpose of the Cable Michigan, Inc. 1997 Stock Plan for Non-Employee Directors (the "Plan") is to promote the interests of the Cable Michigan, Inc. (the "Company") and its stockholders by increasing the proprietary interest of non-employee directors in the growth and performance of the Company by granting such directors options to purchase shares of common stock (par value $1.00 per share) (the "Shares") of the Company and by awarding Shares to such directors in respect of a portion of the annual retainer and meeting fees payable to such directors.

               2. Administration.

               The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options, the number of Shares subject to any such options, the purchase price thereunder or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary and Assistant Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

               3. Eligibility.

               The class of individuals eligible to receive grants of options and awards of Shares in respect of the Retainer under the Plan shall be directors of the Company who are not employees of the Company or its affiliates ("Eligible Directors"). Any holder of an option or Shares granted hereunder shall hereinafter be referred to as a "Participant".

               4. Shares Subject to the Plan.

               Subject to adjustment as provided in Section 7, an aggregate of 100,000 Shares shall be available for issuance under the Plan. The Shares deliverable upon the exercise of options or in respect of the Retainer may be made available from authorized but unissued Shares or treasury Shares. If any option granted under the Plan shall terminate for any reason without having been exercised, the Shares subject to, but not delivered under, such option shall be available for issuance under the Plan.

               5. Grant, Terms and Conditions of Options.

                            (a) Subject to the approval by the Company's shareholders of this Plan, each Eligible Director on the date of such approval will be granted on such date an option to purchase 2,000 Shares.

                            (b)  Each Eligible Director on the first
               business day of a fiscal year of the Company beginning thereafter, will be granted on such a day an option to purchase 2,000 Shares.


                            (c) The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:


                                         (i)  Price.  The purchase price
                            per Share deliverable upon the exercise of each option shall be 100% of the Fair Market Value per Share on the date the option is granted. For purposes of the Plan, "Fair Market Value" shall be the closing price of the Shares as reported on the principal market or exchange on which the shares are traded or listed for the date in question, or if there were no sales on such date, the most recent prior date on which there were sales.

                                        (ii)  Payment.  Options may be
                            exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash.

                                       (iii)  Exercisability and Term of
                            Options. Options shall become exercisable in four equal annual installments commencing on the first anniversary of the date of grant, provided the holder of such Option is an Eligible Director on such anniversary, and shall be exercisable until the earlier of ten years from the date of grant and the expiration of the one year period provided in paragraph
                            (iv) below.

                                        (iv)  Termination of Service as
                            Eligible Director. Upon termination of a Participant's service as a director of the Company for any reason, all outstanding options held by such Eligible Director, to the extent then exercisable, shall be exercisable in whole or in part for a period of one year from the date upon which the Participant ceases to be a Director, provided that in no event shall the options be exercisable beyond the period provided for in paragraph (iii) above.

                                         (v)  Nontransferability of
                            Options. No option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the foregoing, options may be transferred pursuant to a qualified domestic relations order.

                                        (vi)  Option Agreement.  Each
                            option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

              6. Grant of Shares.

                           (a)  Grant Dates and Formula for Annual
              Retainer. Shares shall be automatically granted to each Eligible Director on January 1 of each Plan year (each such date is hereinafter referred to as the "Annual Grant Date") commencing October 1, 1997; provided, however, that for the year ending December 31, 1997, the Annual Grant Date shall be October 1, 1997 (the "Initial Grant Date"). The total number of Shares granted to each Eligible Director pursuant to this
              Section 6(a) shall equal the quotient obtained by dividing the annual retainer, as determined from time to time, subject to Section 9 hereof ("Annual Retainer"), then in effect by the Fair Market Value of a Share on the Annual Grant Date (or the Initial Grant Date, as the case may be) determined in accordance with Section 6(b) hereof; provided, however, that for the year ending December 31, 1997, the total number of Shares granted to each Eligible Director shall be equal to the quotient obtained by dividing (i) the product obtained by multiplying (x) three-twelfths (3/12) by (y) the Annual Retainer as in effect on October 1, 1997 by (ii) the fair market value of a Share determined in accordance with Section 6(b) hereof. In the event a person becomes an Eligible Director between applicable Annual Grant Dates, such person shall, on the thirtieth (30th) day following such appointment, receive the number of Shares equal to the product obtained by multiplying a (i) fraction, the (I) numerator of which is the number of months remaining in such year and the (II) denominator of which is twelve (12) by a
              (ii) fraction, the (I) numerator of which is the Annual Retainer in effect on the most recent Annual Grant Date and the denominator of which is the average of the high and low prices of a Share on the Exchange (as defined below) as reported for the trading day immediately prior to such person becoming an Eligible Director.

                           (b) Fair Market Value. The fair market value of a Share shall for the purposes of the Annual Grant Date, be the average of the high and low prices of a Share on the last trading day prior to the applicable Grant Date as its reported on the principal securities exchange (which term shall include the Nasdaq Stock Markets) on which Shares are listed (the "Exchange"), provided, however, with respect to the Initial Grant Date, it shall be the average of the high and low prices of a Share as reported on the Exchange for October 1, 1997. Fractional shares will be rounded to the next highest share. The shares or rights to which an Eligible Director is entitled under Section 5(b) shall be in lieu of the payment in cash of the 100% of the Annual Retainer.


              7. Adjustment of and Changes in Shares.


              In the event of a stock split, stock dividend, extraordinary cash dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per Share thereunder.

               8. No Rights of Shareholders.

               Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Shares purchasable upon the exercise of any option, in whole or in part, unless and until certificates for such Shares shall have been issued.

               9. Plan Amendments.

               The Plan may be amended by the Board as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders of the Company: (i) increase the number of Shares which may be purchased pursuant to options hereunder, either individually or in the aggregate, except as permitted by Section 7, (ii) change the requirement of
Section 5(c) that option grants be priced at Fair Market Value, except as permitted by Section 7, (iii) modify in any respect the class of individuals who constitute Eligible Directors or (iv) materially increase the benefits accruing to Participants hereunder. The provisions of Sections 3, 5 and/or 6 may not be amended more often than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules under either such statute.

               10. Listing and Registration.


               Each Share shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Shares, no such Share may be disposed of unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

               11. Effective Date and Duration of Plan.


               The Plan shall become effective on October 1, 1997. The Plan shall terminate the day following the tenth Annual Shareholders Meeting at which Directors are elected succeeding such date, unless the Plan is extended or terminated at an earlier date by Shareholders or is terminated by exhaustion of the Shares available for issuance hereunder.